Clay Thomas, P.C.

Certified Public Accountant

8302 Hausman Road West

No. 518

San Antonio, Texas 78249

(210) 908-9536 (office)

(210) 908-9344     (fax)

December 8, 2011

To the Board of Directors

iVoice Ideas, Inc.

Austin, Texas

Gentlemen:

Pursuant to this firm’s audit of the financial statements of iVoice Ideas, Inc., for the periods ending December 31, 2009, December 31, 2010, and September 30, 2011, you have this firm’s consent to release the result of the audit and of the financial statement information contained within those audits to third parties.

Respectfully,

/s/ Clay Thomas, P.C.

www.claythomaspc.com

Houston, Texas

December 8, 2011

clay.thomas@claythomaspc.com

www.claythomaspc.com